SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   July 18, 2006 (July 13, 2006)

COMFORCE Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-6081 (Commission File Number)	36-2262248 (IRS Employer Identification No.)

415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York (Address of principal executive offices)		11797 (Zip Code)

Registrant’s telephone number, including area code:   (516) 437-3300

___________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 13, 2006, Registrant entered into an amendment dated as of July 12, 2006 to its Revolving Credit and Security Agreement with PNC Bank, as agent and lender, and the other participating lenders (the “PNC Credit Facility”) to, among other things, (1) increase the maximum availability under the facility from $85.0 million to $110.0 million, with borrowings based, generally, on 87.0% (as compared to 85.0% prior to the amendment) of Registrant’s eligible accounts receivable, (2) lower the per annum interest rate calculated in reference to LIBOR to 1.50% in excess of LIBOR if Registrant’s fixed charge coverage ratio is greater than 1.75:1.00, (3) extend the maturity of the PNC Credit Facility until July 24, 2007, or until July 24, 2010 if Registrant’s COMFORCE Operating, Inc. subsidiary is successful in extending the maturity date of its 12% Senior Notes due 2007 (“Senior Notes”) for three years, as described below under Item 8.01 of this Current Report, and (4) permit the redemption of the Senior Notes on the terms described under Item 8.01 of this Current Report.

Item 7.01.  Regulation FD Disclosure.

On July 18, 2006, Registrant issued a press release announcing the proposed partial redemption of the Senior Notes. A copy of the press release is attached as Exhibit 99.1 to this Current Report. The information referenced in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing. See also Item 8.01 of this Current Report.

Item 8.01.  Other Events.

Registrant’s COMFORCE Operating, Inc. subsidiary (“COI”) recently completed a solicitation of consents under which it requested the holders of its Senior Notes to (1) permit consents to be irrevocable for up to 60 days, and (2) extend the maturity date of the Senior Notes from December 1, 2007 to December 1, 2010 with call protection of 103%, 102% and 101% of outstanding principal for the periods ending November 30, 2007, 2008 and 2009, respectively.

The holders of the Senior Notes consented to the proposal as to the revocability of consents, which was effectuated upon adoption by COI and Wilmington Trust Company, as trustee, of the Third Supplemental Indenture dated as of June 30, 2006.

The holders of $22,890,000 aggregate principal amount of Senior Notes consented to the proposal to extend the maturity of the Senior Notes, which consents will remain irrevocable until, at the earliest, the last week of August, 2006. The non-consenting holders hold $21,420,000 aggregate principal amount of Senior Notes. On July 17, 2006, a notice of redemption was sent to these non-consenting holders. The notice provides that the Senior Notes held by the non-consenting holders will be redeemed by COI at par, plus interest accrued from the last interest payment date of June 1, 2006 until the date of redemption. The date of redemption as set forth in the notice is August 16, 2006. Upon completion of this redemption of the Senior Notes, COI will hold consents from the holders of 100% of the aggregate principal amount of Senior Notes then outstanding, and it intends, subject to satisfying all other requirements under its Indenture, to adopt a Fourth Supplemental Indenture to extend the term of the Senior Notes until December 1, 2010.  Upon the effective date of the extension of the Senior Notes, the term of the PNC Credit Facility is to be extended until July 24, 2010, as described in Item 1.01 of this Current Report.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1
Amendment No. 6 to Revolving Credit and Security Agreement dated as of July 12, 2006 among the Company and certain of its operating subsidiaries, as borrowers, and PNC Bank, National Association, as agent and lender, and other participating lenders.

	99.1	Press release issued July 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORCE Corporation

By:	/s/ Harry V. Maccarrone
Executive Vice President and Chief Financial Officer

Dated: July 18, 2006

EXHIBIT INDEX

Item	Description

10.1
Amendment No. 6 to Revolving Credit and Security Agreement dated as of July 12, 2006 among the Company and certain of its operating subsidiaries, as borrowers, and PNC Bank, National Association, as agent and lender, and other participating lenders.

99.1	Press release issued July 18, 2006.